November 10, 2003

Mr. Michael Ryan
President and Chief Executive Officer
Gilman & Ciocia, Inc.
11 Raymond Avenue
Poughkeepsie, NY 12603

Dear Mr. Ryan:

We are in receipt of your letter dated November 5, 2003 dismissing us as your independent accountants. During the course of our audit, we discussed with you significant deficiencies in the Company's internal control structure, which included:

      o the lack of an experienced Chief Financial Officer and Controller, with requisite experience regarding matters relating to public companies and complex accounting issues

      o inadequate policies and procedures for the reconciliation of certain general ledger accounts to subsidiary records and inadequate supervision of branch operations

      o inadequate policies and procedures to ensure the timely closing of the company's books and records and to ensure efficient, timely and accurate financial reporting

      o inadequate review and supervision of the Company's broker dealer subsidiary which resulted in various misapplications in accounting and recordkeeping

Accordingly, we have concluded that the Company has material weaknesses in its system of internal control. We intend to communicate this to you in a letter together with the reasons for our conclusion.

As you know, we had to expand the scope of our audit procedures in several areas, and had not completed our audit at the date of our termination. Had we completed our audit we may have become aware of other matters that would be included in our communication.

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We believe that you should consider these factors as you prepare the Form 8-K related to our termination, as well as other future filings.

Very truly yours,


Grant Thornton LLP